Exhibit 10.48
Change of Control Agreement

SMART BALANCE, INC.
CHANGE OF CONTROL AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of SAMPLE (the “Effective Date”) by and between Smart Balance, Inc., a Delaware corporation (the “Company”) and SAMPLE (“Employee”).

Recitals

A.  Employee is a key employee of the Company.

B.  The Company recognizes that Employee may have concerns about the possibility of a Change of Control (as hereinafter defined) due, in part, to the Company’s status as a special purpose acquisition company;

C.  The Board of Directors of the Company (“Board”) has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Employee and to ensure Employee’s continued dedication and efforts, without undue concern for Employee’s financial and employment security; and

D.  To induce Employee to continue employment with the Company, as well as to remain with the Company in the event of a threat or the occurrence of a Change of Control, the Company desires to enter into this Agreement with Employee to provide Employee with certain benefits in the event that Employee’s employment is terminated as a result of, or in connection with, a Change of Control.

Agreement

In consideration of the respective agreements of the parties contained herein, it is hereby agreed as follows:

1.  Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue in effect until the thirty-first (31st) day of December in the year in which the Effective Date occurred (the “Expiration Date”); provided, however, that commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, the term of this Agreement shall automatically be extended for one (1) year following such date unless the Company or Employee shall have provided written notice to the other at least ninety (90) days prior to such date that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding the foregoing the term of this Agreement shall not expire within the twelve (12) month period immediately following the occurrence of a Change of Control, but may expire on the first day following such twelve (12) month period if a notice not to extend the term of this Agreement is timely provided at least ninety (90) days prior to the Expiration Date or an anniversary thereof, as applicable, as set forth herein.

2.  Definitions.

2.1.  Accrued Compensation. For purposes of this Agreement, “Accrued Compensation” shall mean an amount which shall include all amounts earned, accrued or awarded through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Termination Date, (c) accrued but unused vacation pay, and (d) bonuses, commissions and incentive compensation (other than the Pro Rata Bonus (as hereinafter defined)). References to Accrued Compensation under this Agreement shall not obligate the Company to pay such amounts twice (e.g., under this Agreement and under another agreement or obligation) and such references are meant only to clarify obligations outside the scope of this Agreement and not to create additional rights hereunder.

2.2.  Base Amount. For purposes of this Agreement, “Base Amount” shall mean SAMPLE times the greater of Employee’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the applicable Change of Control, and shall include all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

2.3.  Bonus Amount. For purposes of this Agreement, “Bonus Amount” shall mean SAMPLE of the aggregate annual target bonus for which Employee is eligible under any bonus program, plan, agreement or arrangement applicable to Employee for the fiscal year in which the Termination Date occurs.

2.4.  Cause. The Company may terminate this Agreement for Cause at any time upon written notice to Employee. For purposes of this Agreement, the term “Cause” shall mean: (a) a breach of any term of this Agreement by Employee and failure to cure such breach within ten (10) days after written notice thereof from the Company; (b) the failure by Employee to perform his or her duties to the Company (other than any such failure resulting from his or her incapacity due to death or physical or mental illness) coupled with a failure to cure the same within ten (10) days after receipt of written notice thereof; (c) acts or omissions which are deemed by the Board to be in bad faith, or to constitute gross negligence, recklessness or willful misconduct, on the part of Employee with respect to the performance of his or her duties; (d) the failure by Employee to follow the reasonable instructions of the person(s) to whom Employee reports, the President of the Company [for everyone except the CEO, the Board of Directors of the Company for him]; (e) Employee’s engaging in misconduct that is deemed by the Board to be materially injurious to the Company, monetarily or otherwise; (f) Employee’s conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense, including, but not limited to, crimes or civil offenses involving theft, embezzlement, fraud or dishonesty, crimes or civil offenses based on banking or securities laws (including the Sarbanes-Oxley Act of 2002), and civil enforcement actions brought by federal or state regulatory agencies (including the Securities and Exchange Commission); or (g) Employee’s use of illegal drugs and/or, to the extent permitted by law, abuse of alcohol.

2.5.  Change of Control.

For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(a)  any “person,” as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an “Exempt Person” (as hereinafter defined), hereafter becomes the “beneficial owner,” as defined in Rule 13d-3 under of the Exchange Act, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company’s then outstanding securities; provided, however, that a Change of Control for purposes of this Agreement shall be deemed to have occurred if any person qualifying as an Exempt Person pursuant to Section 2.8 hereof increases, whether in one or more related or unrelated transactions, its beneficial ownership of securities of the Company on or after the date hereof by ten percent (10%) or more (other than as a result of one or more increases due solely to transfers to such person from one or more of its affiliates of securities of the Company owned by such affiliates on the date hereof) from the level of its beneficial ownership of securities of the Company on the date hereof; and provided further, that for the purposes of this Section 2.5(a) a Change of Control shall not be deemed to have occurred as a result of any acquisition of securities by any person directly from the Company or as a result of any acquisition by the Company of its outstanding securities;

(b)  during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(c)  the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided that such merger or consolidation is consummated; or

(d)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company, in one transaction or a series of transactions, of all or substantially all of the Company’s assets; provided that such sale or disposition is consummated.

2.6.  Company. For purposes of this Agreement, the “Company” shall mean Smart Balance, Inc., a corporation organized under the laws of the State of Delaware, and its subsidiaries and shall include the Company’s Successors and Assigns (as hereinafter defined).

2.7.  Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that limits a major life activity of Employee and cannot be reasonably accommodated without undue hardship to the Company.

2.8.  Exempt Person. For purposes of this Agreement, “Exempt Person” shall mean: (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company in such capacity, (b) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) any beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, which holds as of the date hereof securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company’s outstanding securities.

2.9.  Good Reason.

(a)  For purposes of this Agreement, “Good Reason” shall mean any of the events or conditions described in the following subsections:

(i)  a change in Employee’s status, title, position or responsibilities (including reporting responsibilities) that represents a material adverse change from Employee’s status, title, position or responsibilities as in effect within the ninety (90) days preceding the date of a Change of Control or at any time thereafter; the assignment to Employee of any duties or responsibilities that are materially inconsistent with Employee’s status, title, position or responsibilities as in effect immediately prior to the date of the Change of Control; or any removal of Employee from or failure to reappoint or reelect Employee to the office or position (or to a substantially similar office or position) in which Employee served immediately prior to the date of the Change of Control, except in connection with the termination of Employee’s employment as a result of Employee’s death, or for Disability or Cause;

(ii)  a reduction in Employee’s base salary in effect immediately prior to the date of the Change of Control or any failure to pay Employee any compensation or benefits to which Employee is entitled within ten (10) days after receipt of written notice from Employee;

(iii)  the Company’s requiring Employee to be based at any location outside a fifty (50)-mile radius from the location at which Employee was based immediately prior to the Change of Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements generally required of Employee to adequately and appropriately perform his or her duties prior to the Change of Control;

(iv)  the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Employee was participating at any time within ninety (90) days preceding the date of a Change of Control unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Employee, or (B) provide Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which Employee was participating at any time within ninety (90) days preceding the date of a Change of Control or at any time thereafter;

(v)  any material breach by the Company of any provision of this Agreement, and failure of the Company to cure such breach within thirty (30) days from the Company’s receipt of written notice from Employee setting forth the nature of the alleged breach;

(vi)  any purported termination of Employee’s employment for Cause by the Company which does not comply with the terms of Section 2.4 hereof; or

(vii)  the failure of the Company to obtain an agreement, satisfactory to Employee, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

(b)  Employee’s right to exercise the Good Reason requirements under this Section 2.9 shall not be affected by Employee’s incapacity due to physical or mental illness.

2.10.  Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of Employee’s employment from the Company, which notice indicates the date on which termination is to be effective, the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

2.11.  Pro Rata Bonus. For purposes of this Agreement, “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.12.  Successors and Assigns. For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other individual, group or entity acquiring all or substantially all of the assets and business of the Company (including the rights and obligations created by this Agreement) whether by operation of law or otherwise.

2.13.  Termination Date. For purposes of this Agreement, “Termination Date” shall mean (a) in the case of Employee’s death, Employee’s date of death, (b) in the case of Good Reason, the last day of Employee’s employment and, (c) in all other cases, the date specified in the Notice of Termination; provided, that if Employee’s employment is to be terminated by the Company due to Disability, such employment shall not be terminated if Employee returns to the full-time performance of his or her duties prior to the date specified in the Notice of Termination. The “date” of a Change of Control pursuant to Section 2.5(c) or (d) shall be the date of stockholder approval.

3.  Termination of Employment. If, during the term of this Agreement, Employee’s employment with the Company shall be terminated within twelve (12) months following a Change of Control, and subject to Employee’s execution of a release agreement as set forth in Section 15 hereof, Employee shall be entitled to the following compensation and benefits:

(a)  If Employee’s employment with the Company is terminated by the Company for Cause or by Employee other than for Good Reason, the Company shall pay to Employee only the Accrued Compensation. If Employee’s employment with the Company is terminated due to death or Disability, then the Company shall pay to Employee the Accrued Compensation and a Pro Rata Bonus.

(b)  If Employee’s employment with the Company shall be terminated for any reason other than as specified in Section 3(a) hereof, Employee shall be entitled to the following:

(i)  the Company shall pay Employee all Accrued Compensation and a Pro Rata Bonus;

(ii)  the Company shall pay Employee as severance pay, in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to the sum of (A) the Base Amount and (B) the Bonus Amount;

(iii)  to the extent not otherwise provided in any such agreement or plan, Employee’s right and entitlement to any unvested stock options, restricted stock, or other securities or similar incentives which have been granted or issued to Employee as of the Termination Date pursuant to any employee benefit plan, agreement, understanding or arrangement which would have vested (with Employee’s continued employment and the passage of time and increases in the price of shares of Company stock) during the period commencing upon the Termination Date and continuing for twelve (12) months thereafter, shall immediately vest and shall be free from any restrictions (other than those imposed by applicable state and federal securities laws). All such securities shall continue to be exercisable, if applicable, for ninety (90) days from the Termination Date or until the terms of such securities would have otherwise expired (if applicable), whichever is earlier; and

(c)  The amounts provided for in Section 3(a) and Section 3(b)(i) hereof shall be paid in a single lump sum cash payment within forty-five (45) days after Employee’s Termination Date (or earlier, if required by applicable law). Subject to Section 3(h) hereof, the amounts provided for in Section 3(b)(ii) hereof shall be paid (without interest) in equal installments, in accordance with the Company’s standard payroll practices and less applicable taxes and withholding amounts, over the twelve (12) month period immediately following Employee’s Termination Date.

(d)  Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment.

(e)  The severance pay and other benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which Employee may be entitled under any Company severance or termination plan, program, practice or arrangement and Employee may be required to execute a written release and waiver consistent with this Section.

(f)  Employee’s entitlement to any other non-severance compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

(g)  If Employee’s employment with the Company is terminated during the ninety (90) day period immediately preceding a Change of Control, Employee shall be entitled to the amounts provided for in Section 3(a) or Section 3(b) hereof, as applicable, if Employee can demonstrate that the termination (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control.

(h)  The Company shall have the authority, in its sole judgment and discretion, to delay the payment of any amounts or the provision of any benefits under this Agreement to any extent it determines in its discretion that such delay is required by Code Section 409A (or regulations or rulings thereunder) because the payment of any such amount or the provision of any such benefit would otherwise constitute the distribution to a key employee of a public company within six (6) months after such key employee’s separation from service, as set forth in Code Section 409A(a)(2)(B)(i). The amounts provided for in Section 3(b)(ii) hereof shall be paid in accordance with Section 3(c) hereof unless such payments may not be begun before the date that is six months after the Termination Date as provided in Section 409A(a)(2) of the Code in order to meet the requirements of Section 409A of the Code, as determined by the Company in its sole judgment and discretion, in which case the sum of the payments that otherwise would have been made during such six (6) month period shall be paid (with interest of 5% per annum) in a single lump sum payment as soon as administratively practicable following the date that is six months after the Termination Date.

4.  Notice of Termination. Within one (1) year following a Change of Control, any purported termination of Employee’s employment shall be communicated by Notice of Termination to Employee. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

5.  Excess Parachute Payment Gross-Up.

(a)  If the payment of any benefit under this Agreement (or under any other arrangement with the Company, including, but not limited to the vesting of awards under the Smart Balance, Inc. Stock and Awards Plan), when added to any other payments or benefits provided to Employee in the nature of compensation will result in the payment of an excise tax under Code Section 4999 (the “Excise Tax”), then the Company shall pay Employee an additional amount for each calendar year in which an excess parachute payment is received by the Executive (the “Gross-Up Payment”). The Gross-Up Payment shall be in such amount as is necessary to place Employee in the same after-tax financial position that Employee would have been in if there were no Excise Tax on any payment from the Company, regardless of whether the payment is made under this Agreement, under the Smart Balance, Inc. Stock and Awards Plan or any other plan, program or arrangement (collectively, the Change of Control Payments and, individually, a Change of Control Payment). For purposes of determining whether any of the Change of Control Payments will be subject to the Excise Tax and the amount of such Excise Tax liability: (i) all Change of Control Payments shall be treated as “parachute payments” (within the meaning of Code Section 280G(b)(2)) unless, in the reasonable opinion of the Company’s tax counsel, such Change of Control Payments (in whole or in part) do not constitute parachute payments, including, by reason of Code Section 280G(b)(4)(A), and all “excess parachute payments” (within the meaning of Code Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless, in the reasonable opinion of the Company’s tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B), or are not otherwise subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of the Employee, new of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes. Payment of the Gross-Up Payment shall be made to Employee on or before December 31 of each calendar year for which an excess parachute payment is received by Employee.

(b)  Any determination to be made by the Company’s tax counsel or independent auditors shall be made, at the Company’s expense, by the legal or accounting firm that is the Company’s independent legal or accounting firm as of the date of the Change of Control or, if such firm is prohibited from performing such services by applicable law, then such accounting firm as the Board or the Audit Committee thereof, shall approve (the “Firm”). The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Employee within twenty (20) days of the Termination Date if applicable, or such other time as requested by the Company or by Employee (provided Employee reasonably believes that any of the Change of Control Payments may be subject to the Excise Tax), and if the Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Employee with respect to a Change of Control Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Change of Control Payment or Payments. Within ten (10) days of the delivery of the Determination to Employee, Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Employee.

(c)  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Change of Control Payments to be made to, or provided for the benefit of, Employee either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in Section 5(a) hereof. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan, to the extent permitted by applicable law, to Employee made on the date Employee received the Excess Payment and Employee shall repay the Excess Payment to the Company on demand (but not less than ten (10) days after written notice is received by Employee) together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Employee’s satisfaction of the Dispute that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Employee within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Employee until the date of payment.

6.  Successors; Binding Agreement.

(a)  This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns. The Company shall require (i) any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, and (ii) the parent entity, if any, of any such Successors and Assigns to guarantee the performance of any such Successors and Assigns hereunder.

(b)  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee or Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal personal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.  Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section 7; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section 7 and confirmation is received; or (c) if given by certified or registered mail, three (3) days after the mailing thereof. Notices to the Employee shall be delivered to the last mailing address that the Employee has provided to the Company for purposes of tax statements and notices. Notices to the Company shall be delivered as follows:

Smart Brands, Inc. 221 Knickerbocker Road Cresskill, NJ 07626

Any party may change its address or other contact information for the purposes hereof by providing notice thereof to the other party in accordance with the foregoing provisions.

8.  Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Employee may qualify, nor shall anything herein limit or reduce such rights as Employee may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

9.  No Implied Employment Rights. Employee hereby acknowledges and agrees that nothing in this Agreement shall be construed to imply that his or her employment is guaranteed for any period of time. Employee understands and agrees that his or her employment is, unless otherwise specified in a written agreement signed by Employee and a duly authorized executive officer of the Company, “at will,” which means that either the Company or Employee can terminate the employment relationship at any time, with or without advance notice, for any reason or no reason, and with or without cause. Employee acknowledges and agrees that the only way that his or her “at will” employment relationship, if applicable, can be altered is by a written agreement signed by Employee and a duly authorized executive officer of the Company.

10.  Settlement Of Claims. Employee hereby agrees that, to the extent permitted by law, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be reduced by any amounts owed by Employee to the Company including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee.

11.  Miscellaneous. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

12.  Governing Law. This Agreement has been negotiated and executed in the State of New Jersey and is to be performed in New Jersey. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation, or other proceeding concerning this Agreement shall be instituted, maintained, heard, and decided in New Jersey.

13.  Severability. If any provision of this Agreement, or the application thereof in any circumstance, is or becomes illegal, invalid or unenforceable, such provision shall be deemed severable and the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the other provisions hereof.

14.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any prior severance, change of control or similar agreements, understandings or arrangements previously entered into between the Company and Employee.

15.  Severance and Release Agreement. Employee’s right to the severance payments under this Agreement shall be conditioned upon Employee’s execution and delivery of a release agreement in a form reasonably satisfactory to the Company, which is not revoked by the Employee.

16.  Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions, and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

17.  Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the interpretation or construction of any of the provisions herein.

18.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.  Further Documents and Acts. Each of the parties hereto agrees to cooperate in good faith with the other and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

20.  Consultation with Counsel. Employee acknowledges (a) that he or she has been given the opportunity to consult with counsel of his or her own choice concerning this Agreement, and (b) that he or she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based upon his or her own judgment with or without the advice of such counsel.

THE EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY THE COMPANY OF HIS OR HER RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OR HER OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, THE EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

SMART BALANCE, INC.

By:
Title

EMPLOYEE
SAMPLE